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                                  EXHIBIT 20.4



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                   RELIANCE STEEL & ALUMINUM CO. [LETTERHEAD]

                                                                   NEWS RELEASE
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                          Reliance Steel & Aluminum CO.
                    Completes Phoenix Metals CO. Acquisition

         LOS ANGELES--Feb. 3, 1998--Reliance Steel & Aluminum Co. (NYSE:RS) Tuesday announced that it has completed its acquisition of all the outstanding capital stock of Phoenix Metals Co., a privately held metals service center company located in Atlanta, for $21 million in cash.

         Phoenix will operate as a wholly owned subsidiary of Reliance under the current management of Stephen E. Almond, president, and R. Wayne Grant, vice president.

         Founded in 1979, Phoenix has facilities in Atlanta; Birmingham, Ala.; Tampa, Fla.; and Charlotte, N.C. The company's annual revenues are approximately $120 million, and its products include primarily flat-rolled aluminum, stainless steel and coated steel.

         "Phoenix Metals Co. gives us greater and more diverse penetration into a thriving market, the Southeast area of the United States," said David H. Hannah, president of Reliance.

         " We look forward to becoming a part of Reliance and being able to provide our customers a broader array of services in an expanded marketplace," said Almond.

         " We have completed a record six acquisitions over the past 10 months. These transactions will immediately add to both earnings and revenues," stated Hannah.

         The acquisitions include AMI Metals Inc., Amalco Metals Inc., Service Steel Aerospace Corp., Georgia Steel Supply Co., Durrett Sheppard Steel Co. and Phoenix Metals Co.

         Reliance Steel & Aluminum Co., with headquarters in Los Angeles, is one of the largest metals service center companies in the United States.

         Through a network of 49 metals service centers in 19 states, the company provides value-added metals-processing services and distributes a full line of more than 20,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; and alloy steel to more than 38,000 customers in various industries.

         Valex Corp., a 97 percent-owned subsidiary, is a leading domestic manufacturer and international distributor of electropolished stainless-steel tubing and fittings used in the construction and maintenance of semiconductor-manufacturing plants.

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        CONTACT:   Reliance Steel & Aluminum Co.
                   David H. Hannah, 213/582-2272
                         or
                   Hill and Knowlton Inc.
                   Kim P. Feazle, 713/752-1927